MPS GROUP, INC.

Exhibit 21

MPS GROUP, INC. AND SUBSIDIARIES

SUBSIDIARIES OF MPS GROUP, INC.

Name of Subsidiary	Jurisdiction of Incorporation

Domestic Subsidiaries

Accounting Principals, Inc.	Florida
Entegee, Inc.	Massachusetts
Modis, Inc.	Florida
Special Counsel, Inc.	Maryland
Pacioli Operations Corp.	Florida
Modis Professional Services, Inc.	Florida
MPS Group, LLC	Florida
Soliant Health, Inc.	Georgia
Sunbelt Staffing Solutions, Inc.	Florida
Data Management Consultants, Inc.	Missouri
Modis/Computer Action, Inc.	Florida
Modis Consulting Partners, Inc.	Texas
Idea Integration Corp.	Florida
Beeline.com, Inc.	Florida
Beeline Operations Corp.	Florida
Alderson Reporting Company, Inc.	Delaware
Amicus Staffing, Inc.	Tennessee
The McKinley Group of Florida LLC	Delaware
Integrated Performance Systems, Inc.	Illinois
Garelli Wong & Associates, Inc.	Illinois

Foreign Subsidiaries
MPS Group International PLC	UK
Badenoch and Clark Limited	UK
Modis International Limited	UK
Modis International Co.	Canada
Beeline International Company	Canada
Modis Europe Nederland BV	The Netherlands
Modis Europe Limited	UK
Corinthe Holding BV	The Netherlands
Netlogic Limited	UK